Exhibit 99.8

EXECUTION VERSION

FIRST AMENDMENT TO

TERM LOAN CREDIT AGREEMENT

This FIRST AMENDMENT TO TERM LOAN CREDIT AGREEMENT (this “Amendment”), dated as of October 16, 2024, is entered into by and among CD&R Channel Holdings, L.P., a Cayman Islands exempted limited partnership, acting at all times by its general partner, CD&R Investment Associates XII, Ltd., a Cayman Islands exempted company (“CD&R Channel” and together with any Additional Borrower from time to time party hereto, the “Borrowers” and each a “Borrower”), the lenders from time to time party hereto (the “Lenders”), and Wells Fargo Bank, N.A. (“Wells Fargo”), in its capacity as administrative agent for the Lenders (the “Administrative Agent”) and as collateral agent.

A. The parties hereto have entered into that certain Term Loan Credit Agreement dated as of June 14, 2024 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. The Borrowers have requested that the Administrative Agent and the Lenders agree to certain modifications to the Credit Agreement, and the Administrative Agent and the Lenders have agreed to make such modifications to the Credit Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions. All capitalized terms not otherwise defined herein are used as defined in the Credit Agreement. The rules of interpretation set forth in Article 1 of the Credit Agreement shall apply as if fully set forth herein, mutatis mutandis.

Section 2. Amendments to the Credit Agreement. As of the date hereof, the Credit Agreement is hereby amended as follows:

2.1. Section 2.11(d) is hereby amended by adding the following at the end thereof:

2.1.1 “; provided that no prepayment shall be required pursuant to this clause (d) to the extent such Net Proceeds do not exceed, in the aggregate for all such Permitted Preferred Interest Transfers, $1,800,000.”

Section 3. Conditions Precedent. This Amendment shall become effective as of the date hereof upon receipt by the Administrative Agent of this Amendment, duly executed and delivered by the Borrowers and the Required Lenders.

Section 4. Miscellaneous.

4.1. References to the Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

4.2. No Other Changes. Except as specifically amended by this Amendment, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Agent or any Lender under the Credit Agreement or any other document, instrument, or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

4.3. Security Interests. Each Borrower (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting and (b) agrees that this Amendment and all documents executed in connection herewith shall in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Loan Documents.

4.4. Governing Law. This Amendment and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Amendment and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

4.5. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns as provided in the Credit Agreement.

4.6. Multiple Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission, email or other electronic transmission (e.g., a “pdf”, “tiff” or DocuSign) shall be effective as delivery of a manually executed counterpart hereof. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOLLOW.

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BORROWERS:

CD&R CHANNEL HOLDINGS, L.P.

By: CD&R Investment Associates XII, Ltd., its general partner

By:	/s/ Rima Simson
Name:	Rima Simson
Title:	Vice President, Treasurer and Secretary

WELLS FARGO BANK, N.A.
as the Administrative Agent and as a Lender

By:	/s/ Kyle Covington
	Name:	Kyle Covington
	Title:	Vice President

BNP PARIBAS
as a Lender

By:	/s/ Simon Gagey
	Name:	Simon Gagey
	Title:	Managing Director

By:	/s/ Olivier Jamin
	Name:	Olivier Jamin
	Title:	Global Head Fund Financing Group

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH
as a Lender

By:	/s/ Nader Pasdar
	Name:	Nader Pasdar
	Title:	Managing Director

By:	/s/ Anna Etra
	Name:	Anna Etra
	Title:	Vice President

MIZUHO BANK, LTD.
as a Lender

By:	/s/ Donna DeMagistris
	Name:	Donna DeMagistris
	Title:	Managing Director

NATIXIS, NEW YORK BRANCH
as a Lender

By:	/s/ Mark A Kirk
	Name:	Mark A Kirk
	Title:	Director

By:	/s/ Scott Dunlop
	Name:	Scott Dunlop
	Title:	Director

UBS AG LONDON BRANCH
as a Lender

By:	/s/ Steve Studnicky
	Name:	Steve Studnicky
	Title:	Managing Director

By:	/s/ Matthew Dejana
	Name:	Matthew Dejana
	Title:	Executive Director